EXHIBIT 99.1

GLOBAL EPOINT CONCLUDES ASSET PURCHASE AGREEMENT WITH AIRWORKS INC.

To Acquire Cockpit Door Surveillance System for Airlines and Related Intellectual Properties

City of Industry, Calif.—April 26, 2004—Global ePoint, Inc. (Company) (Nasdaq: GEPT) will acquire the aircraft electronics and communications assets and operations of AirWorks Inc., a manufacturer and installer of aircraft interior equipment, electronics, and communications systems, including video surveillance systems for cockpit doors .

Terms of the asset purchase include payment of $3.3 million plus an additional $3 million based on performance benchmarks. Included in the purchase is $10 million in contracts and purchase orders from major aircraft manufacturers, airline original equipment manufacturers (OEMs), and commercial airlines for AirWorks’ cockpit door surveillance systems (CDSS) and other products scheduled for delivery within a year. Also included are more than 40 supplemental type certificates (STC) certifying AirWorks as a Federal Aviation Administration (FAA)-approved manufacturer and installer for a range of interior equipment and systems for a variety of commercial aircraft flying worldwide.

AirWorks lists as customers major aircraft manufacturers such as AirBus and Boeing; airline OEMs including AT&T Aviation, BAE Systems, Inflight Phone, L3 Communications, and Rockwell Collins; all major U.S. airlines; and all major international carriers, including ATA, Air China, Bombardier, Finnair, Varig, KLM, Lufthansa, and Cathay Pacific.

AirWorks’ primary communications and security products include, in addition to cockpit door surveillance systems (CDSS), a digital electronic “flight bag” of all flight and on-board manuals and records for pilots, and a laptop computer power system for passengers and flight crews. AirWorks’ CDSS has been installed on more than 500 aircraft, and the recently launched flight bag enhancement and laptop power system are in initial sales. Other enhancements for the CDSS platform are under development, and a fire detection and suppression application was recently launched.

Also involved in the purchase are AirWorks’ manufacturing and installation of systems for in-flight entertainment, land and satellite-based communications, data transfer, and other electronics, such as avionics racks and trays and wire and cable harnesses.

Global Chief Executive Toresa Lou commented: “This acquisition represents a major step in our strategy to generate sales growth in different vertical markets for digital technologies and products, and especially for security and surveillance systems. AirWorks’ reputation in the industry and FAA certifications for a broad range of services and products for all types of aircraft, provide a unique competitive advantage and, therefore, exciting opportunities in one of the most visible, high-growth-potential segments of the aviation markets.

“AirWorks will become a division of Global and continue to manufacture and install aircraft electronics, communications systems, and CDSS, and all marketing and sales efforts,” Lou continued. “However, we expect to ramp-up AirWorks operations by utilizing Global’s contract manufacturing resources and digital technology expertise and product development capabilities. Our immediate focus will be to boost production and sales of the CDSS, but AirWorks’ established presence in the aircraft modification market, in general, is also a valuable asset that we expect will create significant opportunities for a broad range of advanced digital technologies and products.

“With the purchase of Airworks, we expect to begin realizing incremental revenues in the second quarter,” Lou added. “Since the majority of commercial aircraft have yet to install video surveillance equipment, we expect CDSS sales to rise, as mandates requiring the installation of video surveillance systems are adopted in more countries. Mandates for the United Kingdom, Germany, Russia, Israel, and China are just in place, and we expect more nations to adopt similar measures, including the United States.

“Also, AirWorks’ Electronic Flight Bag (EFB) applies to both commercial and private aircraft,” stated Lou. “There are an estimated 192,000 registered private aircraft in the U.S. alone. A U.S. Department of Transportation Advisory Circular states that one of the major motivators for using an EFB is to reduce or eliminate the need for paper and other reference materials in the cockpit. AirWorks’ EFB is a major step towards achieving the paperless cockpit.

“In addition to sales growth, there are significant opportunities to realize research and development, production, and operational cost efficiencies from other divisions of Global ePoint that can move the AirWorks division toward achieving higher margins and winning greater market share with more new products.” Lou said.

About Global ePoint:

Global ePoint is a provider of computers, computing solutions, and digital video, audio and data transmission and recording products. The Company’s primary operations are through two divisions: contract manufacturing and digital technology. The contract manufacturing division manufactures customized computing systems for industrial, business, and consumer markets; and other specialized electronic products and systems. The digital technology division designs and markets digital video surveillance systems for law enforcement, military, and homeland security markets. Global’s growth strategy includes developing new compression technologies and next-generation secure network digital video systems and servers for a wide range of new markets and applications. For more information go to www.globalepoint.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company’s current expectations, estimates and projections, management’s beliefs and numerous assumptions, all of which are subject to change. These forward-looking statements are not guarantees of future results and are subject to numerous risks and uncertainties. Our actual results could differ materially and adversely from those expressed in any forward-looking statement. For example, we have not to date realized any material sales or revenues from our digital technology operations and there can be no assurance that the division will be able to achieve growth in the future. We may not be able to realize benefits of the asset purchase and may not be able to achieve profit objectives. The forward-looking statements in this release speak only as of the date of this release. We undertake no obligation to revise or update publicly any forward-looking statement for any reason. These and other risk factors are detailed in our periodic filings with the Securities and Exchange Commission.